A&B EXCESS BENEFITS PLAN

AMENDMENT NO. 2

The A&B Excess Benefits Plan, as amended and restated effective January 1, 2008, and further amended effective September 9, 2009, hereinafter referred to as the “Plan,” is hereby amended effective January 1, 2012, as follows:

1.	Section 1.02 is amended in its entirety to read as follows:

“It is the purpose of this Plan to provide certain eligible executives with benefits equal to the benefits they would receive under the A&B Retirement Plan for Salaried Employees (and each constituent qualified pension plan), the Pension Plan for Employees of A&B Agricultural Companies, the Retirement Plan for Employees of Matson, and the A&B Individual Deferred Compensation and Profit Sharing Plan for Salaried Non-Bargaining Employees if amendments to those plans did not apply to certain Participants, and certain limitations under the Internal Revenue Code of 1986, as amended, did not apply.  The Plan is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pursuant to Sections 201(2), 301(3) and 401(1) of ERISA.”

2.	Section 2.03 is amended in its entirety to read as follows:

“‘A&B Retirement Plan’ means the A&B Retirement Plan for Salaried Employees (and each constituent qualified pension plan), the Pension Plan for Employees of A&B Agricultural Companies, or the Retirement Plan for Employees of Matson, as applicable, and as each may be amended from time to time.”

3.	Section 2.04 is amended in its entirety to read as follows:

“‘A&B Profit Sharing Plan’ means the A&B Individual Deferred Compensation and Profit Sharing Plan for Salaried Non-Bargaining Employees, as amended from time to time.”

4.           Section 3.01 is amended in its entirety to read as follows:

“3.01  Eligibility.

(a)           Any salaried non-bargaining unit employee of A&B who is a participant in the A&B Retirement Plan or the A&B Profit Sharing Plan and who is part of a select group of management employees or highly compensated employees shall be eligible to participate in this Plan.  However, an employee who is eligible for cash balance formula benefits under the A&B Retirement Plan shall not be eligible for benefits described under Section 4.01.

(b)           Notwithstanding the foregoing, any salaried, non-bargaining unit employee of A&B who both (i) was hired, rehired or transferred to salaried non-bargaining unit employment prior to January 1, 2008, and (ii) effective January 1, 2012, will begin accruing cash balance formula benefits under the A&B Retirement Plan, shall be eligible for benefits described under Section 4.01.”

5.	Section 4.01(a) is amended in its entirety to read as follows:

“(a)           Entitlement to Pension Benefits.  Except as provided in Section 4.01(d) below, a Participant’s pension benefit under this Plan shall equal one hundred percent of (1) the difference between the traditional pension benefit to which the Participant is entitled under the A&B Retirement Plan (based on the accrued benefit as of December 31, 2011) determined without regard to limitations imposed by the Code (and, with respect to Participants listed in Appendix A to this Plan, without regard to amendments in the benefit formula after December 31, 1988, but excluding compensation and years of credited benefit service earned after December 31, 2011, unless such amendments would produce a higher benefit) and the traditional pension benefit to which the Participant is entitled under such plan (based on the accrued benefit as of December 31, 2011) determined after giving effect to those limitations; plus (2) the difference between the cash balance account to which the Participant is entitled under the A&B Retirement Plan determined without regard to limitations imposed by the Code and the cash balance account to which the Participant is entitled under such plan.  For the purpose of this Plan, the benefit to which the Participant is entitled under the A&B Retirement Plan shall be determined by including as part of the Participant’s monthly compensation all deferred base salary and all deferred incentive awards under the A&B One-Year Performance Improvement Incentive Plan and the A&B Annual Incentive Plan.”

6.	Section 4.01(b)(1) is amended in its entirety to read as follows:

“(1)           An amount which is the Actuarial Equivalent of the traditional pension benefit described in clause (1) of paragraph (a) above, plus the cash balance account described in clause (2) of paragraph (a) above.”

7.	Section 4.01(b)(2) is amended in its entirety to read as follows:

“(2)           An amount which is the before-tax equivalent of the lower of two quotations obtained by the Administrator from insurance companies for the cost of an annuity that provides after-tax monthly benefits equivalent to those that a Participant would receive under this Plan if this Plan allowed monthly payments of the traditional pension benefits described in clause (1) of paragraph (a) above, plus the cash balance account described in clause (2) of paragraph (a) above.”

8.	Section 4.01(d)(2) is amended in its entirety to read as follows:

“(2)           The amount in Section 4.01(d)(1) above shall be determined by assuming the Participant elected a single life annuity form of payment for the traditional pension benefit and a lump sum for the cash balance account under the A&B Retirement Plan.”

9.	Section 4.03(a) is amended to change the subheading title “Cash Balance” to “Profit Sharing Cash Account”.

10.	Section 6.02(a) is amended in its entirety to read as follows:

“(a)           Termination, Vesting and Payment.  Upon the occurrence of a Change in Control, as defined in Section 6.02(b), the Plan shall immediately and automatically terminate.  Upon such a termination, the interest of each Participant employed by A&B with respect to which the Plan has been terminated shall become non-forfeitable and immediately due and payable.  Each such Participant shall receive, within thirty days of such termination, a lump sum payment in an amount equal to the sum of (i) the balance of his or her individual account as described in Sections 4.02 and 4.03 and (ii) an amount which is the Actuarial Equivalent of the traditional pension benefit described in clause (1) of Section 4.01(a) of this Plan, plus the cash balance account described in clause (2) of Section 4.01(a) of the Plan, all determined as of the date of the Change in Control.  If the terms of such Change in Control provide, as a prerequisite to the consummation of the Change in Control, that the employer responsibilities under this Plan are to be assumed by the successor organization, then the Plan shall not terminate and no lump sum payment shall be made to any Participant.  In any such case, however, the interest of each Participant shall become non-forfeitable at the date of such Change in Control.”

11.	The introductory paragraph of Appendix C is amended in its entirety to read as follows:

“When the terms of this Plan require the determination of a lump sum payment (other than a lump sum attributable to a cash balance account) which is the Actuarial Equivalent of any benefit provided by this Plan, the following rules shall apply to the calculation of such lump sum payment:”

12.	Except as modified by this Amendment, all terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Amendment to be executed on its behalf by its duly authorized officers on this 22nd day of December, 2011.

ALEXANDER & BALDWIN, INC.

By: /s/ Son-Jai Paik
Its Vice President

By: /s/ Alyson J. Nakamura
Its Secretary